Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-79399 and No. 333-146868 on Form S-8 of our report dated June 11, 2021, relating to the financial statements and supplemental schedule of BP Partnership Savings Plan appearing in this Annual Report on Form 11-K of BP Partnership Savings Plan for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 11, 2021